                                   CHARTER OF
                            CHEER ACQUISITION CORP.

                    Under Section 48-12-102 of the Tennessee
                            Business Corporation Act

     1. Name. The name of the corporation is Cheer Acquisition Corp..

     2. Profit. The corporation is for profit.

     3. Shares. The aggregate number of shares which the corporation shall have authority to issue is 1,000 shares of stock, all of the same class.

     4. Registered Office. The street address of the corporation's initial registered office is 1000 Volunteer Building, 832 Georgia Avenue, Chattanooga, Tennessee 37402, located in Hamilton County, Tennessee. The name of its initial registered agent at such address is Hugh F. Sharber.

     5. Principal Office. The corporation's principal office is 900 Third Avenue, New York, New York 10022.

     6. Incorporator. The incorporator is Hugh F. Sharber, 1000 Volunteer Building, 832 Georgia Avenue, Chattanooga, Tennessee 37402.

     7. Director's Liability. A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders; {ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for a violation of Section 48-18-304 of the Tennessee Code Annotated. If the Tennessee Business Corporation Act is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Tennessee Business Corporation Act.

     8. Indemnification. The corporation shall have the power to indemnify its directors to the fullest extent permitted by law.


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     Dated this 11th day of April, 1997.

                                   /s/ Hugh F. Sharber
                                   ----------------------------------
                                   Hugh F. Sharber, Incorporator



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                              ARTICLES OF MERGER
                                      OF
                           CHEER ACQUISITION CORP.
                                     INTO
                          VARSITY SPIRIT CORPORATION

              --------------------------------------------------

                Pursuant to Section 48-21-105 of the Business
                  Corporation Act of the State of Tennessee

              --------------------------------------------------

                  Varsity Spirit Corporation, a Tennessee corporation (the "Company"), does hereby certify to the following facts relating to the merger of Cheer Acquisition Corp., a Tennessee corporation (the "Purchaser") and a wholly-owned subsidiary of Riddell Sports Inc., a Delaware corporation ("Parent"), into the Company (the "Merger"):

                  FIRST: The names and states of incorporation of the constituent corporations to the Merger are as follows:


Name                                               State
----                                               -----
Cheer Acquisition Corp.                            Tennessee
Varsity Spirit Corporation                         Tennessee


Purchaser owns approximately 98.6% of the outstanding Company voting shares. The Company shall be the successor or the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Entity") and shall continue to be governed by the laws of the State of Tennessee.

                  SECOND: An Agreement and Plan of Merger, dated as of May 5, 1997, by and among Parent, the Purchaser and the Company (the "Agreement"), has been approved, adopt-


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ed, certified, executed and acknowledged as of such date by each of the boards of directors of the constituent corporations in accordance with Section 48-21-105 of the Business Corporation Act of the State of Tennessee (the "TBCA"). Pursuant to TBCA Section 48-21-105, approval of the Agreement by the shareholders of each of the constituent corporations is not required.

                  THIRD: A copy of the Agreement was mailed to each shareholder of the Company on or about June 23, 1997 in accordance with Section 48-21-105(c) and (d) of the TBCA, which was more than one month before these Articles of

Merger were delivered to the Secretary of State for filing.

                  FOURTH: The Merger shall take effect upon the date of filing of these Articles of Merger with the Secretary of State of the State of Tennessee (the "Effective Time").

                  FIFTH: As of the Effective Time and without any action on the part of the holders of any shares of Common Stock, par value $.01 per share (the "Shares") of the Company, or the holder of shares of Common Stock, par value $.01 per share (the "Purchaser Common Stock") of the Purchaser, the Shares and the Purchaser Common Stock shall be converted in and on the following manner and basis:

         (a) Purchaser Common Stock.   Each issued and outstanding share of
Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Entity.

         (b) Cancellation of Company Treasury Stock and Purchaser-Owned and Parent-Owned Shares. All Shares that are owned by the Company as treasury stock and any Shares owned by Parent, the Purchaser or any other wholly-owned subsidiary of Parent shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

         (c) Exchange of Shares. Each issued and outstanding Share and Shares, if any, subject to outstanding options then outstanding not theretofore cancelled as provided in Section 2.4 of the Agreement (other than Shares to be cancelled in accordance with Section 2.1(b)

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of the Agreement and any Shares which are held by stockholders exercising dissenters' rights pursuant to Chapter 23 of the TBCA) shall be converted into the right to receive $18.90 per Share, net to the surrendering holder in cash, without interest thereon.

                  SIXTH: An executed copy of the Agreement is on file at the principal place of business of the Surviving Entity, 2525 Horizon Lake Drive, Memphis, Tennessee 38133. A copy of the Agreement will be furnished upon request and without cost to any stockholder of either constituent corporation.

                  IN WITNESS WHEREOF, each of Varsity Spirit Corporation and Cheer Acquisition Corp. has caused these Articles of Merger to be executed in its corporate name this 25th day of July, 1997.



                                            VARSITY SPIRIT CORPORATION


                                            By: /s/ Lisa Marroni

                                                ----------------------
                                            Name:  Lisa Marroni
                                            Title: Senior Vice President


                                            CHEER ACQUISITION CORP.

                                            By: /s/ Lisa Marroni
                                                ----------------------
                                            Name:  Lisa Marroni
                                            Title: Vice President and
    Secretary


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